Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of New Enterprise Stone & Lime Co., Inc. of our report dated May 31, 2011, except for Note 20 and the effects of the Registration described in Note 1 as to which the date is August 29, 2011 relating to the financial statements of New Enterprise Stone & Lime Co., Inc., which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 29, 2011